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EXHIBIT 11. STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

City National Bancshares Corporation

Computation of Earnings Per Common Share on a
Basic &  Diluted Basis

In thousands, except per share data

                                                      Three Months Ended            Six Months Ended
                                                           June 30,                      June 30,
                                                    ------------------------    -------------------------

                                                      2000           1999          2000           1999
                                                    --------       --------       --------       --------

Net income                                          $    256       $    184       $    326       $    513

Dividends paid on preferred stock                          -              -             87            107
                                                   ------------------------------------------------------

Net income  applicable to basic
   common shares                                         256            184            239            406

Interest expense on convertible
    subordinated debentures, net of
    income tax                                             3              3              6              6
                                                   ------------------------------------------------------


Net income applicable to diluted shares             $    259       $    187       $    245       $    412
                                                   ======================================================

Number of average common shares:
Basic                                                121,306        118,221        120,438        118,221
                                                   ======================================================

Diluted:
    Average common shares outstanding                121,306        118,221        120,438        118,221
    Average convertible subordinated
      debentures convertible to common shares         13,850         13,850         13,850         13,850
                                                   ------------------------------------------------------
                                                     135,156        132,071        134,288        132,071
                                                   ======================================================

Net income per common  share

    Basic                                           $   2.11       $   1.56       $   1.98       $   3.43
    Diluted                                             1.92           1.42           1.82           3.12


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